Exhibit 10.40

October 5, 2006

Mr. Jan H. Loeb
Mr. Nauman S. Toor
c/o Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn.: Steven Wolosky, Esq.

Re: Golf Trust of America, Inc. — Director Candidates

Gentlemen:

Please confirm the following by executing this letter below and returning an executed copy to the undersigned:

1.     Golf Trust of America, Inc. (the “Company”) shall: (i) increase the number of the Company’s directors from five, consisting of two Class I directors, the term of which expires at the 2006 Annual Meeting (as hereinafter defined), two Class II directors, the term of which expires at the 2008 annual meeting of stockholders (the “2008 Annual Meeting”) and one Class III director, the term of which expires at the 2007 annual meeting of stockholders (the “2007 Annual Meeting”) to seven, consisting of three Class I directors, two Class II directors and two Class III directors; (ii) include (and recommend the candidacy of) Mr. Jan H. Loeb (“Loeb”) in the Company’s Board of Directors’ slate of three nominees for potential election as Class I directors of the Company at the 2006 Annual Meeting of Stockholders (the “2006 Annual Meeting”) and provide Loeb with substantially the same assistance that the Company provides the other Board candidates, and (iii) nominate (and recommend the candidacy of) Mr. Nauman S. Toor (“Toor” and, together with Loeb, the “Director Candidates”) as the only candidate for potential election as an additional Class III director of the Company at the 2006 Annual Meeting to fill the vacancy created by the increase in the number of Class III directors from one to two (and to serve for a term expiring at the 2007 Annual Meeting) and, for purposes of the proxy solicitation, provide Toor with substantially the same assistance that the Company provides the other Board candidates.  Each Director Candidate hereby acknowledges and agrees that the Company cannot assure the Director Candidates of the outcome of any stockholder vote, and each Director Candidate hereby agrees that the Company, its Board of Directors, its officers and its affiliates (collectively the “GTA Parties”) shall have no liability in the event that the stockholders do not approve the Director Candidates after the Company distributes to the stockholders the proxy materials including the Director Candidates as nominees to the Board.  The Director Candidates further agree that (x) the GTA Parties shall have no further obligations under this Section 1 in the event that the stockholders do not elect one or both of the Director Candidates and (y) the GTA Parties shall have no obligation to hire a proxy solicitor to solicit votes for the Director Candidates.  The Company’s obligations under this letter agreement, including, without limitation, this Section 1 are conditioned upon the Company’s receipt of true, correct (in all material respects) and complete copies of the D&O Questionnaires from the Director Candidates.

2.     Each Director Candidate shall not, and each Director Candidate will not authorize or knowingly permit his affiliates and associates to, (i) solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the 2006 Annual Meeting or present any proposal for consideration at such annual meeting of stockholders, or (ii) encourage any other person or entity to solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the 2006 Annual Meeting or present any other proposal for consideration at the 2006 Annual Meeting.  In furtherance of the foregoing, Loeb hereby withdraws in its entirety his letter dated August 23, 2006 (the “Loeb Notice”) providing notice to the Company of Loeb’s intention to nominate Mr. Loeb and Mr. Toor for election as directors of the Company at the 2006 Annual Meeting and to introduce certain other matters at the 2006 Annual Meeting (the “Board Composition Proposals”), and the Director Candidates and their affiliates shall immediately cease all efforts, direct or indirect, in furtherance of the Board Composition Proposals and any related solicitation, and any other action to obtain or influence control of the Company, and shall not vote, deliver or otherwise use any proxies heretofore obtained in connection with the Board Composition Proposals.

3.     Following the date hereof, neither Director Candidate shall issue, and neither Director Candidate shall authorize or knowingly permit any of his affiliates, associates or representatives to issue, any other press releases or other public announcements or make any filings with the Securities and Exchange Commission concerning the terms hereof or the relationship between the parties (including, without limitation, any Schedule 13Gs) without the prior written consent of the Company.  Notwithstanding anything to the contrary in this Section 3, the Director Candidates may (i) file an amendment or amendments to the Schedule 13D in accordance with Paragraph 1 of this letter agreement or as otherwise required by law or (ii) make other filings as required by law; provided, however, the Company must be given a reasonable opportunity to review any such draft filings in advance of any filing and provide comments to the draft thereof, and the Director Candidates must reasonably consider for incorporation into any such filings any reasonable comments from the Company.

4.     Each Director Candidate agrees that the Director Candidates, if elected to the Company’s Board of Directors, shall be governed by the same obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines as the other members of the Company’s Board of Directors.  Each Director Candidate hereby represents to the Company that there is no voting agreement or similar arrangement between the Director Candidates, and each Director Candidate covenants that there will be no future voting agreement or similar arrangement between the Director Candidates.  In addition, each Director Candidate hereby acknowledges that the Company’s stockholders have previously approved and adopted a Plan of Liquidation of the Company (the “Plan of Liquidation”), and that the Company’s Board of Directors intends to conduct the operations of the Company in a manner consistent with the Plan of Liquidation, unless or until the Company’s Board and the Company’s stockholders’ approve otherwise.  Each Director Candidate hereby agrees to act in a manner consistent with and in furtherance of the Plan of Liquidation as approved by the Company’s stockholders, unless or until the Company’s Board and the Company’s stockholders’ approve otherwise.  Nothing herein shall prevent a Director from proposing to the Board for its preliminary consideration (subject to approval by the Company’s stockholders) of a modification to the Plan of Liquidation.

5.     This letter agreement shall remain in full force and effect and shall be fully binding on the Company and the Director Candidates in accordance with the provisions hereof until the close of the 2006 Annual Meeting, including any adjournment thereof (the “Termination Date”), provided, however, that the representations, warranties, covenants and agreements of the Director Candidates set forth in Sections 2, 3 and 4 and the final sentence of Section 1 shall survive until such time as neither Toor nor Loeb serve as a member of the Company’s Board of Directors.  Notwithstanding the foregoing, the Company shall reimburse the Director Candidates the reasonable and actually incurred legal fees incurred by the Director Candidates solely in furtherance of concluding this letter, the proposed nomination of the Director Candidates and the preparation of the related Schedules 13D, which shall in no event exceed $25,000 in the aggregate (the “Legal Expenses”) as, when and if the following first occur:  (i) Mr. W. Bradley Blair II, the Company’s Chief Executive Office and President, and Mr. Scott D. Peters, the Company’s Senior Vice President and Chief Financial Officer, have first been paid milestone payments currently due and payable to them by the Company (or such persons have individually irrevocably waived the milestone payments owed to them); and (ii) the Director Candidates have not withdrawn their candidacy as Director Candidates at any time prior to the 2006 Annual Meeting; and (iii) the Director Candidates shall have delivered to the Company a true, correct and complete original of the invoice of the Legal Expenses within thirty (30) days after the date hereof.

6.     This letter agreement shall be deemed to have been executed and delivered within the State of Maryland, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Maryland without regard to principles of conflict of laws.  Any action or proceeding arising from or relating to this letter agreement must be brought in Maryland, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

7.     Neither Director Candidate may transfer, assign, pledge or hypothecate, by operation of law or otherwise, its rights and obligations under this letter agreement without the prior written consent of the Company.  Subject to the foregoing sentence, this letter agreement shall inure to the benefit of and be binding upon the parties hereto, and to their respective successors, and no other person shall have any right or obligation hereunder.

8.     The invalidity or unenforceability of any section, paragraph or provision of this letter agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof.  If any section, paragraph or provision of this letter agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

9.     The Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this letter agreement.  Each Director Candidate agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this letter agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

10.   This letter agreement constitutes the entire agreement of the parties hereto with respect to the matters discussed herein.

11.     This letter agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Thank you.

Very truly yours,

/s/ W. Bradley Blair, II
W. Bradley Blair, II Chief Executive Officer, President and
Chairman of the Board of Directors of Golf Trust of America, Inc.

AGREED TO AND APPROVED BY:

“Director Candidates”

“Loeb”

/s/ Jan H. Loeb
Jan H. Loeb

“Toor”

/s/ Nauman S. Toor
Nauman S. Toor